Exhibit 99.1

FOR IMMEDIATE RELEASE
July 25, 2013

Contacts:     Melanie J. Dressel, President and Chief Executive Officer
(253) 305-1911

Clint E. Stein, Executive Vice President
and Chief Financial Officer
(253) 593-8304

Columbia Banking System Announces Strong Second Quarter 2013 Results
and Declares Cash Dividend

Highlights for the quarter include closing the West Coast Bancorp ("West Coast") acquisition, increased operating net interest margin and sustained organic loan growth

TACOMA, Washington, July 25, 2013 -- Melanie Dressel, President and Chief Executive Officer of Columbia Banking System and Columbia Bank (NASDAQ: COLB (“Columbia”) said today upon the release of Columbia's second quarter 2013 earnings, “Taking into account the financial impact associated with closing our acquisition of West Coast, I'm very pleased with our results for the quarter. Acquisition-related expenses lowered our earnings per share by $0.11, bringing our reported diluted earnings per share to $0.28 during the quarter. It's also notable that our operating net interest margin increased for the second consecutive quarter and we continued to experience organic loan growth."

Net income for the current quarter was $14.6 million, a 23% increase compared to net income of $11.9 million for the second quarter 2012. Earnings were impacted by $9.2 million in pre-tax acquisition-related expenses resulting from the West Coast transaction. Earnings per diluted common share declined 7% to $0.28, as compared to $0.30 per common share for the second quarter 2012.

Significant Influences on the Quarter Ended June 30, 2013

Acquisition of West Coast Bancorp
Ms. Dressel stated, "The acquisition of West Coast, which we completed on April 1, 2013, had a significant influence on our financial results." The table below summarizes the amounts recognized as of the acquisition date for each major class of assets acquired and liabilities assumed:

April 1, 2013
(in thousands)

Purchase price as of April 1, 2013	$540,791
Recognized amounts of identifiable assets acquired and (liabilities assumed), at fair value:
Cash and cash equivalents	$110,440
Investment securities	730,842
Federal Home Loan Bank stock	11,824
Acquired loans	1,407,798
Premises and equipment	35,884
Other real estate owned	14,708
Core deposit intangible	15,257
Other assets	76,710
Deposits	(1,883,407)
Federal Home Loan Bank advances	(128,885)
Junior subordinated debentures	(51,000)
Other liabilities	(30,199)
Total fair value of identifiable net assets	309,972
Goodwill	$230,819

Related to the acquisition of West Coast, the Company recorded $9.2 million (pre-tax) in acquisition-related expenses during the current quarter and $10.0 million (pre-tax) in acquisition-related expenses for the six months ended June 30, 2013.

Net Interest Margin ("NIM")

Columbia's net interest margin increased to 5.19% for the second quarter of 2013, up from 5.06% for the first quarter of 2013. Columbia's net interest margin is impacted significantly by the accounting for acquired loans. The increase in the net interest margin for the current quarter compared to the first quarter of 2013 reflects the impact of discount accretion on the West Coast acquired loan portfolio, partially offset by the moderating trend in the incremental accretion income related to the FDIC acquired loans, which was substantially higher during the second quarter of 2012, as shown in the table on the following page.

Columbia's operating net interest margin, which excludes incremental accretion income on acquired loans, premium amortization on acquired securities, interest reversals on nonaccrual loans and prepayment charges on Federal Home Loan Bank advances, increased to 4.34% for the second quarter of 2013, up from 4.21% for the first quarter of 2013. The operating net interest margin for the current quarter improved due in large part to the lower amount of cash held in overnight funds that were deployed in the acquisition of West Coast. The operating net interest margin was down a modest 10 basis points from 4.44% for the same period last year. Compared to the prior year period, the operating net interest margin was negatively impacted by the overall decreasing trend in rates, impacting both the loan and investment portfolios. The average yield on investments declined as portfolio cash flows were reinvested at lower prevailing rates.

Ms. Dressel commented, “The relative resiliency of our operating net interest margin continues to underscore the strength of Columbia's balance sheet. Our diversified loan portfolio and stable core deposit base are important contributors to our ability to increase our operating net interest margin for the second consecutive quarter.”

The following table shows the impact to interest income and the related impact to the operating net interest margin resulting from accretion of income on acquired loan portfolios for the periods presented.

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(dollars in thousands)
Interest income as recorded	$41,931	$24,486	$58,420	$57,389
Less: Interest income at stated note rate	23,821	9,474	30,865	19,955
Incremental accretion income	$18,110	$15,012	$27,555	$37,434
Incremental accretion income due to:
FDIC acquired impaired loans	$7,837	$13,875	$16,212	$33,196
Other FDIC acquired loans	638	1,137	1,708	4,238
Other acquired loans	9,635	—	9,635	—
Incremental accretion income	$18,110	$15,012	$27,555	$37,434
Reported net interest margin	5.19%	5.88%	5.13%	6.27%
Operating net interest margin, excluding incremental accretion income on acquired loans, premium amortization on acquired securities, interest reversals on nonaccrual loans and prepayment charges on FHLB advances	4.34%	4.44%	4.28%	4.46%

Balance Sheet
Ms. Dressel commented, "We continued to see good organic loan growth of more than $141 million or roughly 5.4% for the quarter. I'm especially pleased with the growth this quarter because it demonstrates that our bankers have remained focused on sustaining and developing relationships."

Noncovered loans were $4.18 billion at June 30, 2013, up 60%, or $1.56 billion from March 31, 2013 and up 66%, or $1.66 billion, from $2.53 billion at prior year end due to the acquisition of West Coast. In addition to the increase from the acquisition, noncovered loans had organic growth of $141.3 million during the current quarter. The organic growth in noncovered loans for the quarter was centered in commercial business and commercial and multifamily residential real estate loans. At June 30, 2013, Columbia's total assets were $7.07 billion, an increase of $2.17 billion from March 31, 2013 and an increase of $2.16 billion from December 31, 2012, due to the acquisition of West Coast. Securities, including FHLB stock, were $1.54 billion at June 30, 2013, an increase of $507.3 million from $1.03 billion at March 31, 2013, also reflecting the acquisition of West Coast.

Total deposits at June 30, 2013 were $5.75 billion, an increase of $1.70 billion, or 42% from $4.05 billion at March 31, 2013. Core deposits comprised 95% of total deposits, and were $5.47 billion at June 30, 2013. Excluding the deposits from the West Coast acquisition, deposits declined $163.2 million, or 4%, from March 31, 2013. The decline was largely due to a planned decrease in public funds.

Asset Quality

At June 30, 2013, nonperforming assets to noncovered assets were 1.01% or $68.0 million, up slightly from 0.99%, or $44.9 million, at March 31, 2013. This increase was due to the acquisition of West Coast, which added $18.9 million of nonaccrual loans and $14.7 million of OREO at the beginning of the period. Subsequent to the West Coast acquisition, nonaccrual loans decreased $8.1 million during the second quarter. The decrease in nonaccrual loans for the quarter was driven by payments of $5.0 million, charge-offs of $1.8 million, the return of $5.3 million of nonaccrual loans to accrual status, and $2.1 million of loans transferred to other real estate owned ("OREO"), partially offset by $6.1 million of new nonaccrual loans. Subsequent to the West Coast acquisition, OREO and other personal property owned ("OPPO") decreased by $2.4 million during the second quarter, as a result of $3.8 million in sales and $477 thousand in write-downs, partially offset by loan foreclosures of $2.1 million.

The following table sets forth, at the dates indicated, information regarding noncovered nonaccrual loans and total noncovered nonperforming assets.

	June 30, 2013	March 31, 2013	December 31, 2012
	(dollars in thousands)
Nonaccrual noncovered loans:
Commercial business	$14,649	$9,504	$9,299
Real estate:
One-to-four family residential	3,805	1,684	2,349
Commercial and multifamily residential	17,045	17,402	19,204
Total real estate	20,850	19,086	21,553
Real estate construction:
One-to-four family residential	4,753	3,034	4,900
Total real estate construction	4,753	3,034	4,900
Consumer	3,358	1,262	1,643
Total nonaccrual loans	43,610	32,886	37,395
Noncovered other real estate owned and other personal property owned	24,423	12,000	11,108
Total nonperforming noncovered assets	$68,033	$44,886	$48,503

The following table provides an analysis of the Company's allowance for loan and lease losses at the dates and the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands)
Beginning balance	$51,119	$52,283	$52,244	$53,041
Charge-offs:
Commercial business	(961)	(2,044)	(2,275)	(4,403)
One-to-four family residential real estate	(28)	(334)	(144)	(449)
Commercial and multifamily residential real estate	(614)	(1,839)	(1,397)	(4,516)
One-to-four family residential real estate construction	—	(897)	(133)	(1,102)
Commercial and multifamily residential real estate construction	—	(93)	—	(93)
Consumer	(638)	(374)	(809)	(1,467)
Total charge-offs	(2,241)	(5,581)	(4,758)	(12,030)
Recoveries:
Commercial business	352	378	465	1,036
One-to-four family residential real estate	141	2	141	45
Commercial and multifamily residential real estate	84	822	177	892
One-to-four family residential real estate construction	49	455	2,188	502
Commercial and multifamily residential real estate construction	—	1	—	1
Consumer	194	86	241	459
Total recoveries	820	1,744	3,212	2,935
Net charge-offs	(1,421)	(3,837)	(1,546)	(9,095)
Provision (recapture) for loan and lease losses	2,000	3,750	1,000	8,250
Ending balance	$51,698	$52,196	$51,698	$52,196

Columbia's allowance for loan losses to nonperforming, noncovered loans ratio was 119% for the quarter, down from 155% for the first quarter 2013 and up from 106% for the same period last year. The allowance for noncovered loan losses to period end loans was 1.24% at June 30, 2013 compared to 1.95%

at March 31, 2013 and 2.07% at December 31, 2012. The decrease in the allowance percentage resulted from including acquired loans in the ratio, for which no allowance was estimated at quarter-end given management's judgment that net acquisition accounting adjustments adequately address the estimated losses in acquired loans. Excluding acquired loans, the allowance at June 30, 2013 represented 1.87% of noncovered loans. This decrease reflects improvements in core asset quality during the current quarter.

For the second quarter of 2013, Columbia had a provision of $2.0 million for noncovered loan losses. For the comparable quarter last year the company made a provision of $3.8 million. The provision for noncovered loan losses during the current quarter was primarily driven by net charge-offs experienced in the quarter and to a lesser extent by the $141.3 million in core noncovered loan growth in the current quarter.

Impact of FDIC Acquired Loan Accounting
The following table illustrates the impact to earnings associated with Columbia's FDIC acquired loan portfolios:

FDIC Acquired Loan Activity

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(in thousands)
Incremental accretion income on FDIC acquired impaired loans	$7,837	$13,875	$16,212	$33,196
Incremental accretion income on other FDIC acquired loans	638	1,137	1,708	4,238
Recapture (provision) for losses on covered loans	1,712	(11,688)	732	(27,373)
Change in FDIC loss-sharing asset	(13,137)	(168)	(23,620)	(1,836)
Claw back liability benefit (expense)	(199)	208	(430)	234
Pre-tax earnings impact	$(3,149)	$3,364	$(5,398)	$8,459

The incremental accretion income in the table above represents the amount of income recorded on acquired loans above the contractual rate stated in the individual loan notes and stems from the discount established at the time these loan portfolios were acquired. At June 30, 2013, the accretable yield on acquired impaired loans was $140.5 million and the net discount on other FDIC acquired loans was $646 thousand. The accretable yield and net discount represent income to be recorded by Columbia over the remaining life of the acquired loans. Accretable yield is subject to change based upon expected future loan cash flows, which are re-measured by Columbia on a quarterly basis.

The $1.7 million net provision recapture for losses on covered loans in the current period is substantially offset by an 80%, or $1.4 million, charge to the change in the FDIC loss-sharing asset, resulting in a positive net pre-tax earnings impact of $342 thousand. The provision recapture for losses on covered loans was primarily due to increased expected future cash flows as remeasured during the current quarter when compared to the prior quarter's remeasurement.

The $13.1 million change in the FDIC loss-sharing asset in the current quarter negatively affected noninterest income and consists of $9.8 million of amortization expense, approximately $1.9 million of expense related to covered other real estate owned, and the $1.4 million unfavorable adjustment described above. Columbia recorded $3.2 million in additional FDIC loss-sharing asset amortization expense during the quarter due to the implementation of new accounting guidance related to indemnification asset accounting, which generally accelerates the amortization of the indemnification asset.

Second Quarter 2013 Operating Results

Quarter ended June 30, 2013
Net Interest Income
Net interest income for the second quarter of 2013 was $80.0 million, an increase of $20.3 million from $59.7 million for the same quarter in 2012, primarily due to the interest income and accretion income recorded during the second quarter of 2013 related to the West Coast acquisition. During the second quarter of 2013, the Company recorded $23.8 million in interest income and $18.1 million in incremental accretion income on acquired loans compared to $9.5 million and $15.0 million, respectively for the second quarter of 2012, a total increase of $17.4 million.

Compared to the first quarter of 2013, net interest income increased $26.5 million from $53.5 million due to $25.4 million in interest income related to our acquired loan portfolios.

Noninterest Income
Total noninterest income was $6.8 million for the second quarter of 2013, compared to $11.8 million for the second quarter of 2012. The decrease from the prior-year period was due to the change in the FDIC loss-sharing asset, which decreased noninterest income by $13.0 million, partially offset by an increase in service charges and other fees of $6.1 million due to the increased customer base from the West Coast acquisition.

The following table reflects the income statement components of the change in the FDIC loss-sharing asset for the three and six month periods indicated.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in thousands)
Adjustments reflected in income
Amortization, net	(9,801)	(9,851)	(19,580)	(23,725)
Loan impairment	(1,370)	9,350	(585)	21,898
Sale of other real estate	(2,251)	(1,498)	(3,597)	(3,565)
Write-downs of other real estate	102	1,732	154	3,362
Other	183	99	(12)	194
Change in FDIC loss-sharing asset	$(13,137)	$(168)	$(23,620)	$(1,836)

Noninterest Expense
Total noninterest expense for the second quarter of 2013 was $64.5 million, an increase of $24.7 million, or 62% from $39.8 million for the same quarter in 2012. The increase from the prior-year period was primarily due to the acquisition-related expenses of $9.2 million for the current quarter as well as additional ongoing noninterest expense resulting from the West Coast acquisition.

Compared to the first quarter of 2013, noninterest expense increased $26.5 million, or 70%. The increase was attributable to the current quarter acquisition-related expenses of $9.2 million, which were only $723 thousand in the first quarter of 2013 as well as additional ongoing noninterest expense related to the West Coast acquisition.

Ms. Dressel commented "I am pleased with where we are operationally with the integration of West Coast and it is beginning to show in our financial results. As expected, the West Coast acquisition was immediately accretive to earnings. The integration is progressing well and we are now just a few short weeks away from the core system conversion."

Dividend
The Board of Directors announced that a quarterly cash dividend of $0.10 per common share, and per common share equivalent for holders of preferred stock, will be paid on August 21, 2013 to shareholders of record as of the close of business on August 7, 2013. The $0.10 cash dividend represents a payout ratio of 36%.

Conference Call
Columbia's management will discuss the second quarter 2013 results on a conference call scheduled for Thursday, July 25, 2013 at 1:00 p.m. PDT (4:00 pm EDT). Interested parties may listen to this discussion by calling 1-866-378-3802; Conference ID code #16561845.

A conference call replay will be available from approximately 4:00 p.m. PDT on July 25, 2013 through midnight PDT on August 1, 2013. The conference call replay can be accessed by dialing 1-855-859-2056 and entering Conference ID code #16561845.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank. Columbia recently received a 2013 “Top Places to Work” award from the South Sound Business Examiner and was named for the sixth consecutive year as one of Puget Sound Business Journal's 2012 “Washington's Best Workplaces.”

With the recent acquisition of West Coast Bancorp, Columbia Banking System has 156 banking offices, including 86 branches in Washington State and 70 branches in Oregon. Columbia State Bank does business under the Bank of Astoria name in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook in Oregon. More information about Columbia can be found on its website at www.columbiabank.com.

# # #

Note Regarding Forward-Looking Statements
This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia's management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia's style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia's filings with the Securities and Exchange Commission, available at the SEC's website at www.sec.gov and the Company's website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended				Six Months Ended
Unaudited	June 30,				June 30,
	2013		2012		2013		2012
Earnings	(dollars in thousands except per share amounts)
Net interest income	$79,989		$59,701		$133,471		$126,764
Provision for loan and lease losses	$2,000		$3,750		$1,000		$8,250
Provision (recapture) for losses on covered loans, net (1)	$(1,712)		$11,688		$(732)		$27,373
Noninterest income	$6,808		$11,828		$8,466		$21,402
Noninterest expense	$64,504		$39,825		$102,553		$84,177
Acquisition-related expense (included in noninterest expense)	$9,234		$—		$9,957		$—
Net income	$14,591		$11,899		$26,767		$20,801
Per Common Share
Earnings (basic)	$0.28		$0.30		$0.59		$0.52
Earnings (diluted)	$0.28		$0.30		$0.58		$0.52
Book value	$20.07		$19.13		$20.07		$19.13
Averages
Total assets	$7,110,957		$4,788,723		$5,987,243		$4,782,454
Interest-earning assets	$6,284,281		$4,194,281		$5,316,008		$4,167,048
Loans, including covered loans	$4,571,181		$2,895,436		$3,771,314		$2,877,980
Securities	$1,665,180		$1,029,337		$1,360,114		$1,027,385
Deposits	$5,824,802		$3,823,985		$4,912,533		$3,814,655
Core deposits	$5,526,238		$3,555,279		$4,638,593		$3,533,885
Interest-bearing deposits	$3,986,581		$2,682,092		$3,366,784		$2,677,502
Interest-bearing liabilities	$4,161,095		$2,820,857		$3,470,257		$2,818,359
Noninterest-bearing deposits	$1,838,221		$1,141,893		$1,545,749		$1,137,153
Shareholders' equity	$1,051,380		$758,391		$910,667		$760,038
Financial Ratios
Return on average assets	0.82%		1.00%		0.89%		0.87%
Return on average common equity	5.56%		6.31%		5.88%		5.50%
Average equity to average assets	14.79%		15.84%		15.21%		15.89%
Net interest margin	5.19%		5.88%		5.13%		6.27%
Efficiency ratio (tax equivalent)(2)	65.54%		68.54%		66.78%		70.00%

	June 30,				December 31,
Period end	2013		2012		2012
Total assets	$7,070,465		$4,789,413		$4,906,335
Covered assets, net	$351,545		$482,073		$407,648
Loans, excluding covered loans, net	$4,181,018		$2,436,961		$2,525,710
Allowance for noncovered loan and lease losses	$51,698		$52,196		$52,244
Securities	$1,541,039		$1,019,978		$1,023,484
Deposits	$5,747,861		$3,830,817		$4,042,085
Core deposits	$5,467,899		$3,568,307		$3,802,366
Shareholders' equity	$1,030,674		$758,712		$764,008
Nonperforming, noncovered assets
Nonaccrual loans	$43,610		$49,465		$37,395
Other real estate owned ("OREO") and other personal property owned ("OPPO")	24,423		17,608		11,108
Total nonperforming, noncovered assets	$68,033		$67,073		$48,503
Nonperforming assets to period-end noncovered loans + OREO and OPPO	1.62%		2.73%		1.91%
Nonperforming loans to period-end noncovered loans	1.04%		2.03%		1.48%
Nonperforming assets to period-end noncovered assets	1.01%		1.56%		1.08%
Allowance for loan and lease losses to period-end noncovered loans	1.24%		2.14%		2.07%
Allowance for loan and lease losses to nonperforming noncovered loans	118.55%		105.52%		139.71%
Net noncovered loan charge-offs	$1,546	(3)	$9,094	(4)	$14,272	(5)

(1) Provision(recapture) for losses on covered loans was partially offset by $1.4 million in expense and $9.4 million in income recorded to Change in FDIC loss-sharing asset in the Consolidated Statements of Income for the three months ended June 30, 2013 and 2012, respectively. For the six months ended June 30, 2013 and 2012, provision(recapture) for losses on covered loans was partially offset by $586 thousand in expense and $21.9 million in income, respectively.

(2) Noninterest expense, excluding net cost of operation of other real estate, FDIC clawback liability and acquisition-related expenses, divided by the sum of net interest income, excluding incremental accretion income on the acquired loan portfolio and prepayment expenses on FHLB advances, and noninterest income on a tax equivalent basis, excluding gain/loss on investment securities, gain on bank acquisition, and the change in FDIC loss-sharing asset.

(3) For the six months ended June 30, 2013.
(4) For the six months ended June 30, 2012.
(5) For the twelve months ended December 31, 2012.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	June 30,		December 31,
	2013		2012
Loan Portfolio Composition	(dollars in thousands)
Noncovered loans:
Commercial business	$1,587,572	38.0%	$1,155,158	45.7%
Real estate:
One-to-four family residential	97,974	2.3%	43,922	1.7%
Commercial and multifamily residential	2,038,278	48.8%	1,061,201	42.0%
Total real estate	2,136,252	51.1%	1,105,123	43.7%
Real estate construction:
One-to-four family residential	53,173	1.3%	50,602	2.0%
Commercial and multifamily residential	110,226	2.6%	65,101	2.7%
Total real estate construction	163,399	3.9%	115,703	4.7%
Consumer	379,858	9.1%	157,493	6.2%
Subtotal loans	4,267,081	102.1%	2,533,477	100.3%
Less: Net unearned income	(86,063)	(2.1)%	(7,767)	(0.3)%
Total noncovered loans, net of unearned income	4,181,018	100.0%	2,525,710	100.0%
Less: Allowance for loan and lease losses	(51,698)		(52,244)
Noncovered loans, net	4,129,320		2,473,466
Covered loans, net of allowance for loan losses of ($26,135) and ($30,056), respectively	338,661		391,337
Total loans, net	$4,467,981		$2,864,803
Loans held for sale	$2,150		$2,563

	June 30,		December 31,
	2013		2012
Deposit Composition	(dollars in thousands)
Core deposits:
Demand and other non-interest bearing	$1,961,244	34.1%	$1,321,171	32.7%
Interest bearing demand	1,108,125	19.3%	870,821	21.5%
Money market	1,605,012	27.9%	1,043,459	25.8%
Savings	478,900	8.3%	314,371	7.8%
Certificates of deposit less than $100,000	314,618	5.6%	252,544	6.2%
Total core deposits	5,467,899	95.2%	3,802,366	94.0%

Certificates of deposit greater than $100,000	218,950	3.8%	212,924	5.3%
Certificates of deposit insured by CDARS®	25,273	0.4%	26,720	0.7%
Brokered money market accounts	35,173	0.6%	—	—%
Subtotal	5,747,295	100.0%	4,042,010	100.0%
Premium resulting from acquisition date fair value adjustment	566		75
Total deposits	$5,747,861		$4,042,085

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited

	June 30,		December 31,
	2013		2012
	OREO	OPPO	OREO	OPPO
OREO and OPPO Composition	(in thousands)
Covered	$12,854	$30	$16,311	$45
Noncovered	24,339	84	10,676	432
Total	$37,193	$114	$26,987	$477

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
OREO and OPPO Earnings Impact	(in thousands)
Net cost of operation of noncovered OREO	$393	$1,472	$339	$4,165
Net benefit of operation of covered OREO	(3,221)	(1,849)	(5,668)	(3,632)
Net cost (benefit) of operation of OREO	$(2,828)	$(377)	$(5,329)	$533

Noncovered OPPO cost (benefit), net	$8	$187	$(96)	$2,341
Covered OPPO benefit, net	—	(10)	—	(8)
OPPO cost (benefit), net (1)	$8	$177	$(96)	$2,333

(1) OPPO cost (benefit), net is included in Other noninterest expense in the Consolidated Statements of Income.

The following table shows a summary of FDIC acquired loan accounting for the previous five quarters:

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
	(in thousands)
Pre-tax earnings impact - income (expense)	$(3,149)	$(2,249)	$(166)	$2,580	$3,364

Balance sheet components:
Covered loans, net of allowance	$338,661	$363,213	$391,337	$429,286	$462,994
Covered OREO	12,854	13,811	16,311	16,511	19,079
FDIC loss-sharing asset	67,374	83,115	96,354	111,677	140,003

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
	(dollars in thousands except per share)
Earnings
Net interest income	$79,989	$53,482	$54,898	$57,265	$59,701
Provision (recapture) for loan and lease losses	$2,000	$(1,000)	$2,350	$2,875	$3,750
Provision (recapture) for losses on covered loans	$(1,712)	$980	$2,511	$(3,992)	$11,688
Noninterest income (loss)	$6,808	$1,658	$6,567	$(911)	$11,828
Noninterest expense	$64,504	$38,049	$37,800	$40,936	$39,825
Acquisition-related expense (included in noninterest expense)	$9,234	$723	$649	$1,131	$—
Net income	$14,591	$12,176	$13,462	$11,880	$11,899
Per Common Share
Earnings (basic)	$0.28	$0.31	$0.34	$0.30	$0.30
Earnings (diluted)	$0.28	$0.31	$0.34	$0.30	$0.30
Book value	$20.07	$19.32	$19.25	$19.20	$19.13
Averages
Total assets	$7,110,957	$4,851,044	$4,925,736	$4,828,102	$4,788,723
Interest-earning assets	$6,284,281	$4,336,978	$4,388,487	$4,263,414	$4,194,281
Loans, including covered loans	$4,571,181	$2,962,559	$2,926,825	$2,919,520	$2,895,436
Securities	$1,665,180	$1,051,657	$1,007,059	$983,815	$1,029,337
Deposits	$5,824,802	$3,990,127	$4,012,764	$3,859,284	$3,823,985
Core deposits	$5,526,238	$3,741,086	$3,769,409	$3,599,246	$3,555,279
Interest-bearing deposits	$3,986,581	$2,740,100	$2,714,292	$2,665,094	$2,682,092
Interest-bearing liabilities	$4,161,095	$2,771,743	$2,796,155	$2,803,201	$2,820,857
Noninterest-bearing deposits	$1,838,221	$1,250,027	$1,298,472	$1,194,190	$1,141,893
Shareholders' equity	$1,051,380	$768,390	$767,781	$761,281	$758,391
Financial Ratios
Return on average assets	0.82%	1.02%	1.09%	0.98%	1.00%
Return on average common equity	5.56%	6.43%	6.98%	6.21%	6.31%
Average equity to average assets	14.79%	15.84%	15.59%	15.77%	15.84%
Net interest margin	5.19%	5.06%	5.15%	5.52%	5.88%
Efficiency ratio (tax equivalent)	65.54%	68.68%	68.26%	68.46%	68.54%
Period end
Total assets	$7,070,465	$4,905,011	$4,906,335	$4,903,049	$4,789,413
Covered assets, net	$351,545	$377,024	$407,648	$445,797	$482,073
Loans, excluding covered loans, net	$4,181,018	$2,621,212	$2,525,710	$2,476,844	$2,436,961
Allowance for noncovered loan and lease losses	$51,698	$51,119	$52,244	$51,527	$52,196
Securities	$1,541,039	$1,033,783	$1,023,484	$965,641	$1,019,978
Deposits	$5,747,861	$4,046,539	$4,042,085	$3,938,855	$3,830,817
Core deposits	$5,467,899	$3,796,574	$3,802,366	$3,685,844	$3,568,307
Shareholders' equity	$1,030,674	$769,660	$764,008	$761,977	$758,712
Nonperforming, noncovered assets
Nonaccrual loans	$43,610	$32,886	$37,395	$41,589	$49,465
OREO and OPPO	24,423	12,000	11,108	11,749	17,608
Total nonperforming, noncovered assets	$68,033	$44,886	$48,503	$53,338	$67,073
Nonperforming assets to period-end noncovered loans + OREO and OPPO	1.62%	1.70%	1.91%	2.14%	2.73%
Nonperforming loans to period-end noncovered loans	1.04%	1.25%	1.48%	1.68%	2.03%
Nonperforming assets to period-end noncovered assets	1.01%	0.99%	1.08%	1.20%	1.56%
Allowance for loan and lease losses to period-end noncovered loans	1.24%	1.95%	2.07%	2.08%	2.14%
Allowance for loan and lease losses to nonperforming noncovered loans	118.55%	155.44%	139.71%	123.90%	105.52%
Net noncovered loan charge-offs	$1,421	$125	$1,633	$3,544	$3,836

CONSOLIDATED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended		Six Months Ended
Unaudited	June 30,		June 30,
	2013	2012	2013	2012
	(in thousands except per share)
Interest Income
Loans	$74,837	$54,498	$122,865	$116,275
Taxable securities	4,890	4,951	9,124	10,196
Tax-exempt securities	2,508	2,495	4,806	5,020
Federal funds sold and deposits in banks	33	170	234	335
Total interest income	82,268	62,114	137,029	131,826
Interest Expense
Deposits	1,054	1,561	2,143	3,340
Federal Home Loan Bank advances	(699)	734	(628)	1,484
Prepayment charge on Federal Home Loan Bank advances	1,548	—	1,548	—
Other borrowings	376	118	495	238
Total interest expense	2,279	2,413	3,558	5,062
Net Interest Income	79,989	59,701	133,471	126,764
Provision for loan and lease losses	2,000	3,750	1,000	8,250
Provision (recapture) for losses on covered loans, net	(1,712)	11,688	(732)	27,373
Net interest income after provision (recapture) for loan and lease losses	79,701	44,263	133,203	91,141
Noninterest Income
Service charges and other fees	13,560	7,436	21,154	14,613
Merchant services fees	2,013	2,095	3,864	4,113
Investment securities gains, net	92	—	462	62
Bank owned life insurance	1,008	719	1,706	1,430
Change in FDIC loss-sharing asset	(13,137)	(168)	(23,620)	(1,836)
Other	3,272	1,746	4,900	3,020
Total noninterest income	6,808	11,828	8,466	21,402
Noninterest Expense
Compensation and employee benefits	35,657	20,966	57,310	42,961
Occupancy	7,543	5,091	12,296	10,424
Merchant processing	852	930	1,709	1,803
Advertising and promotion	1,160	1,119	2,030	2,001
Data processing and communications	3,638	2,551	6,218	4,764
Legal and professional fees	5,504	1,829	7,554	3,438
Taxes, licenses and fees	1,204	1,115	2,591	2,470
Regulatory premiums	1,177	925	2,034	1,785
Net cost (benefit) of operation of other real estate	(2,828)	(377)	(5,329)	533
Amortization of intangibles	1,693	1,119	2,722	2,269
FDIC clawback liability expense (recovery)	199	(208)	430	(234)
Other	8,705	4,765	12,988	11,963
Total noninterest expense	64,504	39,825	102,553	84,177
Income before income taxes	22,005	16,266	39,116	28,366
Provision for income taxes	7,414	4,367	12,349	7,565
Net Income	$14,591	$11,899	$26,767	$20,801
Earnings per common share
Basic	$0.28	$0.30	$0.59	$0.52
Diluted	$0.28	$0.30	$0.58	$0.52
Dividends paid per common share	$0.10	$0.22	$0.20	$0.59
Weighted average number of common shares outstanding	50,788	39,260	45,099	39,228
Weighted average number of diluted common shares outstanding	52,125	39,308	45,758	39,306

CONSOLIDATED BALANCE SHEETS
Columbia Banking System, Inc.
Unaudited			June 30,	December 31,
			2013	2012
			(in thousands)
ASSETS
Cash and due from banks			$154,407	$124,573
Interest-earning deposits with banks and federal funds sold			38,302	389,353
Total cash and cash equivalents			192,709	513,926
Securities available for sale at fair value (amortized cost of $1,519,951 and $969,359, respectively)			1,507,900	1,001,665
Federal Home Loan Bank stock at cost			33,139	21,819
Loans held for sale			2,150	2,563
Loans, excluding covered loans, net of unearned income of ($86,062) and ($7,767), respectively			4,181,018	2,525,710
Less: allowance for loan and lease losses			51,698	52,244
Loans, excluding covered loans, net			4,129,320	2,473,466
Covered loans, net of allowance for loan losses of ($26,135) and ($30,056), respectively			338,661	391,337
Total loans, net			4,467,981	2,864,803
FDIC loss-sharing asset			67,374	96,354
Interest receivable			23,118	14,268
Premises and equipment, net			158,776	118,708
Other real estate owned ($12,854 and $16,311 covered by FDIC loss-share, respectively)			37,193	26,987
Goodwill			346,373	115,554
Other intangible assets, net			29,170	15,721
Other assets			204,582	113,967
Total assets			$7,070,465	$4,906,335
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$1,961,244	$1,321,171
Interest-bearing			3,786,617	2,720,914
Total deposits			5,747,861	4,042,085
Federal Home Loan Bank advances			179,680	6,644
Securities sold under agreements to repurchase			25,000	25,000
Other liabilities			87,250	68,598
Total liabilities			6,039,791	4,142,327
Commitments and contingent liabilities
	June 30,	December 31,
	2013	2012
Preferred stock (no par value)
Authorized shares	2,000	—
Issued and outstanding	9	—	2,217	—
Common stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	51,237	39,686	857,615	581,471
Retained earnings			180,052	162,388
Accumulated other comprehensive income			(9,210)	20,149
Total shareholders' equity			1,030,674	764,008
Total liabilities and shareholders' equity			$7,070,465	$4,906,335